EXHIBIT 10.12


                           TRADEMARK LICENSE AGREEMENT

        THIS AGREEMENT, dated as of June 6, 1996, is made between Golden Bear International, Inc. (hereinafter, "Licensor"), a Florida corporation with its principal offices at 11760 U.S. Highway No. 1, North Palm Beach, Florida 33408, and Golden Bear Golf, Inc. (hereinafter, "Licensee"), a Florida corporation, with its principal offices at 11760 U.S. Highway No. 1, North Palm Beach, Florida 33408.

                                   RECITALS:

        A. It is the intention of the parties that Licensee will take over Licensor's interest in the ownership and operation of various businesses currently operated by Licensor and operated by third parties under license from Licensor as more particularly described in the attached Schedule A (the "Transferred Businesses"), and that Licensor will license Licensee to conduct and sub-license the Transferred Businesses under the marks and names presently or hereafter owned or used by Licensor; and

        B. It is the further intention of the parties that Licensee will have the exclusive right, subject to the terms and conditions of this Agreement, to develop future business opportunities utilizing the goodwill developed by Licensor and the marks and names licensed under this Agreement, except for those existing lines of business and business opportunities expressly reserved to Licensor, as more particularly described in the attached Schedule A (the "Retained Businesses").

                                 UNDERTAKINGS:

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration being extant, the parties agree as follows:

1.      GRANT OF LICENSE.

        A. Licensor hereby grants to Licensee the exclusive license to use the GOLDEN BEAR trade name and trademark, as well as all of the other marks shown on the attached Schedule B (hereinafter referred to individually and collectively as "Licensed Marks") in connection with the manufacture, advertising, sale and distribution of all of the goods and rendering of all of the services included within the description of the Transferred Businesses in Schedule A, including those goods and services set forth in the registrations and applications on Schedule B, except as otherwise noted in such Schedule (hereinafter, collectively, the "Licensed Goods"). The Licensed Goods shall include line extensions, except as expressly reserved herein.

        B. Licensor further grants to Licensee the right to use the name, image, likeness, nickname, biographical data, and other identifying characteristics of Jack W. Nicklaus (hereinafter the "Nicklaus Image") in

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        connection with the advertising, promotion, or sale of the goods or the rendering of the services covered by the Licensed Goods.

        C. Licensor also grants to Licensee those limited rights in Licensor's copyrighted works indicated on Schedule C (hereinafter "Licensed Copyrights"). Licensor expressly reserves all other copyright rights in the Licensed Copyrights not expressly granted by such Schedule, including without limitation, the right to make derivative works other than those derivative works authorized by such Schedule.

        D. The license granted herein does not include the right of Licensee to use the personal services of Jack W. Nicklaus as a model or spokesman, or to attribute specific statements, claims or endorsements to Mr. Nicklaus as an individual. The right to such personal services of Mr. Nicklaus as an individual will be the subject of written agreements separately negotiated between Licensee and Jack W. Nicklaus, including an Employment Agreement between the parties which will become effective as of the Effective Date (as defined below).

        E. In addition to the licenses granted herein, Licensor acknowledges and agrees that Licensee shall have the exclusive right to develop new business opportunities utilizing the Licensed Marks, Licensed Copyrights and the Nicklaus Image in connection with product and service lines outside of the current scope of the Licensed Goods, and that the scope of the licenses granted herein will be extended to include such business opportunities subject to the further terms and conditions of this Agreement, including 5, below. Notwithstanding the foregoing, Licensee acknowledges that Licensor has expressly reserved its exclusive right to utilize and license the Retained Marks (as defined in sub-paragraph 4C, below), the Nicklaus Image, and the Licensed Copyrights in connection with the Retained Businesses, and that Licensee shall not be permitted, by virtue of the licenses granted above or any extension of such licenses, to make or license any use of the Licensed Marks, the Nicklaus Image or the Licensed Copyrights which infringes upon or materially conflicts with Licensor's exclusive rights relating to the Retained Businesses as reserved under this sub-paragraph.

2.      SCOPE.  This License shall be exclusive and worldwide.

3.      ROYALTIES.  This License is paid in full and shall be royalty free.

4.      QUALITY STANDARDS.

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        A. Licensee understands and acknowledges that Licensor has the right to establish and to change the standards of quality of the Licensed Goods identified by the Licensed Marks, subject to the further terms of this Paragraph 4.

        B. Licensor expressly adopts the standards of quality of the Licensed Goods identified by the Licensed Marks as they existed on the Effective Date (as defined below) of this Agreement.

        C. Licensor agrees that it will maintain quality standards for the goods and services provided by Licensor and its licensees in the Retained Businesses under those marks which are the same as or substantially similar to the Licensed Marks (hereinafter, the "Retained Marks") at a level consistent with or superior to the quality standards in effect for such trademarks of Licensor on the date of this Agreement, provided that Licensor may make reasonable modifications to such standards to conform them with quality standards for the Licensed Goods proposed by Licensee and approved by Licensor under sub-paragraph E, below. In order to permit Licensee to monitor Licensor's adherence to the foregoing covenant, Licensor further agrees that if it intends to enter into any new license with a third party to use any of the Retained Mark in connection with Licensor's Retained Businesses, Licensor shall submit the proposed quality standards for the goods or services to be offered under such license to the Licensee at least thirty (30) days prior to the date such license with the third party becomes a binding agreement of Licensor. If Licensee objects to the proposed standards during such thirty (30) day period, Licensor will not adopt such standards until the parties have resolved such objections.

        D. Licensor agrees that it will not change the standards of quality for any of the Licensed Goods without giving Licensee at least sixty (60) days written notice of the change and, further, that any such changes will not be required to be made by the Licensee until the Licensee has exhausted its inventory of goods made in accordance with the Licensor's prior standards. Licensee agrees to conform to such standards as Licensor may establish from time to time, provided that the new standards do not (i) materially increase the cost of production or distribution of the Licensed Goods affected by such changes over the existing standards, (ii) materially depart from the quality standards established by Licensor for

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        the Retained Businesses, or (iii) materially depart from the quality standards in effect as of the Effective Date.

        E. Licensee may propose new standards for adoption by Licensor for Additional Goods (as defined in 5, below), and it may suggest changes in existing standards for the Licensed Goods bearing the Licensed Marks. Such proposed standards shall be submitted in writing for approval by Licensor, which approval shall not be withheld or delayed if such proposed standards are consistent with existing standards applicable to the Licensed Goods and the Retained Businesses. If the Licensor does not respond in writing to the Licensee regarding such new or changed standards within thirty (30) days of its receipt of the Licensee's written proposal, the Licensor's consent thereto shall be conclusively presumed.

        F. Licensee agrees to furnish to Licensor, at Licensor's request, a reasonable number of samples of each of the Licensed Goods identified by the Licensed Marks, without cost to Licensor, not to exceed twenty (20) samples of any one product in any one year period. Additional samples shall be furnished to Licensor at its request and expense, based on Licensee's wholesale price plus shipping. The limitation of this paragraph shall not apply to samples of the Licensed Goods which are necessary for Licensor to obtain or maintain the registration of the Licensed Marks or for the enforcement of rights in such marks.

        G. Licensee shall not advertise, distribute, offer for sale, render, or sell Licensed Goods identified by the Licensed Marks which do not meet the quality standards established hereby. However, Licensee shall have the right to dispose of any Licensed Goods not made in accordance with the Licensor's standards or which are no longer in style in accordance with the then prevailing custom and practice of the trade for like goods.

        H. Licensee shall permit Licensor or its designees to inspect Licensee's premises, facilities, and equipment, during normal business hours for the purpose of insuring Licensor's control over the quality of the Licensed Goods identified by the Licensed Marks. Licensee, however, shall not be required to permit any such inspection by Licensor where the inspection would disclose one or more trade secrets of the Licensee.

        I. So long as Jack W. Nicklaus is actively involved in the management of Licensor, all final decisions by Licensor regarding the standards of quality or the approval or disapproval of Additional Goods

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

        shall be made personally by Jack W. Nicklaus, unless Licensee waives such requirement.

5. EXPANSION OF EXISTING RIGHTS. The parties acknowledge that the Licensed Marks and Nicklaus Image have enjoyed worldwide renown as a result of the fame of Jack W. Nicklaus and the business, marketing and licensing activities conducted by Licensor prior to the date of this Agreement. Subject to the terms of this paragraph, Licensor hereby agrees to grant Licensee the right, on an exclusive worldwide basis, to expand the current scope of the business conducted under the licenses granted by this Agreement to any reasonable category of goods or services that either party proposes to offer or license which is outside of the scope of the Retained Businesses (the "Additional Goods"), and to provide for any reasonable extension of the Licensed Goods and Licensed Marks under this Agreement to cover such expansion.

        A. Licensee may, but shall have no obligation whatsoever to, undertake the development of a new product or service which is within the Additional Goods. In the event that Licensee desires for such product to be advertised, promoted, or sold or such service to be rendered using any of the Licensed Marks or the Nicklaus Image, Licensee will provide Licensor with written notice of its intention to develop such Additional Goods and a reasonable description of the product(s) or service(s) involved, the Licensed Marks which Licensee proposes to utilize, and Licensee's proposed quality standards for such Additional Goods. Licensor shall have thirty (30) days after its receipt of such notice to make written objection to such proposal if Licensor reasonably believes that the use of the Licensed Marks in connection with the Additional Goods proposed in Licensee's notice: (i) will be in the same field of use as any of the Retained Businesses, or would cause substantial damage to any of Licensor's material business relationships in connnection with the Retained Businesses, (ii) will associate the goodwill of the Licensed Marks with a product or service category or distribution network having a reputation which would substantially harm the public image of Licensor or any of its Retained Businesses, or (iii) would substantially harm the personal reputation or image of Jack W. Nicklaus or compromise his integrity as a public figure.

        B. Unless Licensor makes a timely written objection to Licensee's proposal to add Additional Goods to this Agreement, the product(s) and/or service(s) described in Licensee's notice shall be added to the Licensed

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        Goods subject to this Agreement, and Schedule B shall be deemed amended as set forth in such notice without further action of the parties. In the event that Licensor objects to Licensee's notice within the required time period, the parties will make reasonable efforts to address Licensor's objections and, to the extent practicable under the circumstances, to reach agreement upon a revised description for the Additional Goods which resolves such objection, which description shall be incorporated in a written amendment to Schedule B to this Agreement. If the parties are unable to resolve Licensor's objections, the Additional Goods described in Licensee's notice shall not be licensed under this Agreement. In the event that Licensee in good faith believes that Licensor has no reasonable basis for any objection raised under sub-paragraph A, above, Licensee shall have the right to seek relief as provided in Paragraph 17, below.

        C. If Licensor undertakes to develop any new product or service, or if it receives an offer from a third party to license a new product or service, which is within the scope of the Additional Goods, and for which the Licensor intends to use or license the use of any marks which are the same as or substantially similar to the Licensed Marks or any part of the Nicklaus Image, Licensor shall first offer Licensee the right to develop or sublicense such product(s) or service(s) under exclusive royalty-free license as part of the Licensed Goods in accordance with the terms of this Agreement. Such offer shall be in writing and shall state Licensor's intention to develop or license such Additional Goods, shall provide a reasonable description of the product(s) or service(s) involved and the trademarks which Licensor proposes to utilize as Retained Marks in connection with such business, and shall identify the names of any prospective third party licensees and the material licensing terms offered by them to Licensor. If such offer is made by Licensor in response to a third party licensing offer, Licensor's offer shall include the option, in Licensee's discretion, to pursue such licensing opportunity with such third party without compensation to Licensor in the event that Licensee accepts the opportunity relating to the offered goods or services. In the event that Licensee accepts the offer to develop or sublicense the Additional Goods identified in such offer, the product(s) and/or service(s) described in Licensor's offer shall be added to the Licensed Goods and the proposed marks shall be added to the Licensed Marks subject to this Agreement,

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        and Schedule B shall be deemed amended as set forth in such offer without further action of the parties.

        D. In the event that Licensee fails to accept any offer made by Licensor under sub-paragraph C., above, within a sixty (60) days of its receipt thereof, Licensor may request that such Additional Goods be added to the Retained Businesses identified in this Agreement by further written notice renewing the terms of its prior offer and stating Licensor's intention to add such Additional Goods to the Retained Businesses if such renewed offer is rejected and such addition is approved in writing by Licensee. Licensee agrees to respond in writing to any such request as soon as reasonably practicable, provided however, that Licensee shall not be required to accept Licensor's prior offer or to approve Licensor's request to add the proposed Additional Goods to the Retained Businesses if Licensee reasonably determines that (i) such Additional Goods are not appropriate to the brand image established by Licensee for the Licensed Goods, (ii) such Additional Goods would compete with any of the Licensed Goods, (iii) such Additional Goods would be an appropriate business opportunity for Licensee to exploit at a future date, or (iv) the proposed expansion of the Retained Businesses would cause substantial damage to any of Licensee's material business relationships.

        E. If Licensee approves Licensor's request under sub-paragraph D to add Additional Goods to the Retained Businesses reserved by Licensor under this Agreement, the product(s) and/or service(s) described in Licensor's request shall be added to such Retained Businesses, and Schedule A shall be deemed amended as set forth in such offer without further action of the parties.

        F. If Licensor decides to abandon its use of the Retained Marks for any material part of the Retained Businesses (considered on an individual product line or category of service basis in any geographic jurisdiction where such Retained Marks may be exploited by Licensee in a commercially reasonable manner), rather than offering to assign, transfer or otherwise convey its ownership interest in such trademarks and/or the related assets of such business in a transaction subject to sub-paragraph 13 B, below, Licensor shall provide Licensee with reasonable prior written notice identifying the products and/or services and jurisdictions affected by such decision and the time after which Licensor reasonably anticipates that such rights will be available for use by Licensee. Licensee shall have the exclusive right during the term of this Agreement to utilize such Retained Marks as Licensed Marks for the purposes stated in such notice, and the products and services identified in such notice may thereafter be included in subsequent requests under this Paragraph to add Additional Products to the schedule of Licensed Goods in the discretion of Licensee. Licensor shall not be required under this Agreement to continue its use of the Retained Marks in any part of the Retained Businesses pending Licensee's exercise of its option rights under this Agreement, nor will Licensor be responsible for any diminution of its trademark rights in the Licensed Marks caused by delay on the part of Licensee in making an election under this sub-paragraph to utilize any trademark rights which become available for Additional Products.

6.      NEW MARKS.

        A. Licensee shall have the right to adopt and use in connection with the Licensed Goods any mark which is similar in sound or appearance to any of the Licensed Marks, without the Licensor's prior written approval, provided that the mark is used with goods or services which meet the Licensor's standards for such goods or services. Such similar marks shall be considered as part of the Licensed Marks.

        B. Licensee shall have the right to request the adoption of new marks by the Licensor as Licensed Marks for the Licensed Goods which are not similar to the existing Licensed Marks, and Licensee shall have the obligation to make such request if Licensee intends to use the Nicklaus Image or any form or variant of the Licensed Marks in connection with such new marks or the advertisement or promotion of the goods and services identified by such marks to the public. Any such proposed new marks shall be submitted in writing to Licensor for approval by Licensor, which approval shall not be unreasonably withheld. If the Licensor does not respond in writing to the Licensee regarding such new mark within twenty (20) days of its receipt of Licensee's written proposal, the Licensor's approval thereto shall be conclusively presumed. Upon approval by Licensor, the new marks shall be considered part of the Licensed Marks. In addition, Licensor shall be free to utilize such marks or any reasonable variant thereof approved by the parties as Retained Marks in connection with the Retained Businesses to the extent that such use may be appropriate.

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        C. In the event that Licensor desires to adopt any new marks for the
        Retained Businesses which are not similar to the existing Licensed Marks, and Licensor intends to use the Nicklaus Image or any form or variant of the Licensed Marks in connection therewith, Licensor shall provide Licensee with a written description of such marks prior to their adoption. Licensee shall have the right to object to Licensor's adoption of such marks if, in the reasonable opinion of Licensee, the proposed marks contain any scandalous or offensive matter, or their association with the Nicklaus Image or Licensed Marks could reasonably be expected to have a material adverse effect upon the business of Licensee, the goodwill associated with the Licensed Marks, or the market for the Licensed Goods. Iif Licensee makes any such objections in writing to the Licensor regarding such new mark within twenty (20) days of its receipt of Licensor's written description, the parties will be required to mutually resolve such objections as a condition to the adoption of such mark by Licensor. Upon adoption by Licensor, the new marks shall be considered part of the Retained Marks, unless otherwise mutually agreed by the parties, and Licensee shall be free thereafter to utilize such marks or any reasonable variant thereof approved by the parties as Licensed Marks in connection with the Licensed Goods to the extent that such use may be appropriate.

        D. Licensee shall have the right to adopt, use and own any mark in connection with the Licensed Goods free of the limitations and restrictions of sub-paragraph A of this paragraph if (i) the mark is not similar to any of the Licensed Marks; and (ii) Licensee does not intend to use the Nicklaus Image in connection therewith. In order to avoid confusion as to the source of goods and services offered under such marks as may be acquired or adopted under this sub-paragraph, Licensee hereby covenants and warrants that it will not use or license any mark adopted under this sub-paragraph in any manner which will associate such mark with the Nicklaus Image in advertising, marketing or promotional activities during the term of this Agreement, nor use or license any such mark in any business competitive with any of the Retained Businesses until such earlier time, if any, as Licensor has transferred or assigned its rights with respect to the affected Retained Businesses to an unaffiliated third party in a transaction subject to sub-paragraph 13 B., below.

        E. Licensor shall have the right to adopt, use and own any mark in connection with the Retained Businesses free of the limitations and

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        restrictions of sub-paragraph C of this paragraph if (i) the mark is not similar to any of the Licensed Marks; and (ii) Licensor does not intend to use the Nicklaus Image in connection therewith. In order to avoid confusion as to the source of goods and services offered under such marks as may be acquired or adopted under this sub-paragraph, Licensor hereby covenants and warrants that it will not use or license any mark adopted under this sub-paragraph in any manner which will associate such mark with the Nicklaus Image in advertising, marketing or promotional activities during the term of this Agreement.

        F. The parties further acknowledge that each of them shall be entitled to own, utilize and register any mark adopted by them under paragraph
        6D or 6E free and clear of the other restrictions and limitations of this Agreement, provided however, that the insurance and indemnification provisions of paragraph 11 shall apply to any claim made against or loss sustained by a party as a result of the other party's use or licensing of any such marks during the term of this Agreement.

7.      LABELING AND ADVERTISING.

        A. All advertising and labeling of Licensee for the Licensed Goods identified by the Licensed Marks and/or Nicklaus Image shall conform to good industry practice and shall comply with all governmental laws and regulations.

        B. Licensee shall submit copies of any new labeling or advertising bearing the Licensed Marks and/or Nicklaus Image to Licensor not less than thirty (30) days prior to its first use by Licensee. If Licensor reasonably objects to any such labeling or advertising within ten (10) days after its receipt of such copies, the Licensee shall thereafter not use it until it meets with Licensor's approval, which approval shall not be unreasonably withheld or delayed.

        C. Licensee shall use the Licensed Marks only in the manner and format specified by Licensor. The parties acknowledge that Licensor has established formats and standards for use of the Licensed Marks and Retained Marks prior to the date of this Agreement and agree that such formats and standards will form the basis for Licensor's specifications under this sub-paragraph with respect to the Licensed Marks. Licensee shall have the right to propose for Licensor's review new formats and standards for use of the Licensed Marks, which standards shall form the

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        basis for future specifications by Licensor with respect to such
        Licensed Marks under this sub-paragraph upon approval by Licensor. Licensor shall not unreasonably withhold or delay its approval of any new formats or standards proposed by Licensee hereunder, and Licensor shall be deemed to have approved any such formats and standards unless written objection is made to Licensee within twenty (20) days of Licensor's receipt of a written proposal from Licensee requesting such approval under this sub-paragraph.

        D. Licensee shall use such trademark notices - for example, the encircled "R" symbol of registration - as Licensor may reasonably require.

        E. In order to maintain the goodwill of the Nicklaus Image and protect the common interests of Licensor and Licensee in the preservation of such goodwill, the parties agree to consult with each other and the other licensees involved in the marketing of the Licensed Goods and Retained Businesses regarding appropriate uses of the Nicklaus Image to promote their respective marketing activities. Neither Licensor nor Licensee shall materially depart from or authorize any material departure from the standards and practices established prior to the date of this Agreement for utilization of the Nicklaus Image in advertising and promotional materials generated during the term hereof unless such departure is mutually discussed and approved by the parties prior to the dissemination of such materials, which approval shall not be unreasonably withheld or delayed. Licensor agrees to use its reasonable efforts to provide copies and samples of advertising and labeling generated by Licensor and its other licensees in connection with the Retained Businesses to Licensee for review as soon as practicable after such materials become available to Licensor in order to allow the parties to discuss the effective utilization of the Retained Marks and Nicklaus Image and to promote uniform brand standards.

8.      REPRESENTATIONS AND ACKNOWLEDGMENTS CONCERNING LICENSED MARKS.

        A.      Licensor represents, warrants and agrees that:

                       i. It is the owner of all right, title and interest in and to the trademark and service mark registrations and applications listed on Schedule B.

                       ii. It will maintain the registrations on Schedule B for so long as the Licensee is using the mark on any of

                                      -11-
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                 the goods or the rendering of the services set forth in such registration(s).

                       iii. It will, on request by Licensee, file applications to register the Licensed Marks in any country where the marks are not presently registered for any goods and services within the scope of this License.

                       iv. It will file applications at Licensee's expense to register any new marks suggested by Licensee and approved by Licensor pursuant to paragraph 6(A), and (B) in any classes and countries requested by Licensee, and it may file such additional applications, at Licensor's expense, in all other classes and countries which it considers appropriate, and seek reimbursement from Licensee for the reasonable costs of filing any such registration in the event such Licensed Mark is later utilized by Licensee in any jurisdiction or product category covered by such registrations.

                       v. It has agreements regarding the use of the GOLDEN BEAR name, the Licensed Marks or related trademarks, and the Nicklaus Image with the parties shown on Schedule D, and this License is subject to those agreements.

                       vi. It has pending administrative or court actions involving the Licensed Marks as set forth on Schedule E.

        B.      LICENSEE REPRESENTS, WARRANTS AND AGREES THAT:

                       i. Any and all use of the Licensed Marks shown on the attached Schedule A, or any variants thereof, as well as any new marks adopted by the parties under paragraph 6(A), (B) and
                 (C) and used by Licensee pursuant to this Agreement shall inure to the benefit of the Licensor as owner of the Licensed Marks and Retained Marks.

                       ii. During the term of this Agreement and thereafter, Licensee agrees that nothing herein shall give it any right, title or interest in or to the Licensed Marks, except the right to use in accordance with the terms of this Agreement. Nothing herein shall preclude Licensee from acquiring a right, title or interest in the Licensed Marks or in any other of the marks

                                      -12-
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                 reserved by Licensor pursuant to separate agreements.

                       iii. During the term of this Agreement and thereafter, Licensee agrees not to raise or cause to be raised any objection on any ground whatsoever to the validity of the Licensed Marks, the Licensor's ownership thereof, or the Licensor's right to register said marks as Licensed Marks for the Licensed Goods or as Retained Marks for the Retained Businesses, provided that such registrations are made in conformity with the terms and conditions of this Agreement.

                       iv. Except as provided in clause A.iv, above, Licensee will reimburse Licensor for all reasonable costs in connection with the filing and maintenance of registration of the Licensed Marks for the Licensed Goods, including the costs and attorney's fees relating to the recording of the Licensee and its sub-licensees as registered users, as well as for all other costs related to the protection of the Licensed Marks for the Licensed Goods. Licensee agrees, on request by Licensor, to advance government fees and out-of-pocket expenses, including attorney's fees, in connection with the filing and maintenance of registrations of the Licensed Marks for the Licensed Goods and such other registrations as may be filed at the request of Licensee for protection of the interests of Licensee's future rights with respect to Additional Goods.

9.      MAINTENANCE OF TRADEMARK RIGHTS; SPECIAL RIGHT OF TERMINATION.

        A. The Licensor and Licensee agree that the non-use of the Licensed Marks or of the Nicklaus Image by Licensee can have a substantial adverse impact on the ownership rights of Licensor in its Licensed Marks. Licensee agrees that the provisions of this Paragraph shall apply in the event that Licensee does not continue to make good faith, reasonable use of all of the Licensed Marks in connection with the distribution and sale of goods and rendering of services included within the Licensed Goods, unless Licensor agrees in writing to waive its rights under this sub-paragraph with respect to a particular mark, geographical jurisdiction and/or product category. "Reasonable Use" under this paragraph shall not require the sale of any particular quantity or dollar value of Licensed Goods bearing the Licensed Mark so long as Licensee or its authorized sub-licensee(s) make BONA FIDE use of each Licensed Mark in the ordinary

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        course of trade in conformity with section 15 U.S.C. 1127, or such definition of trademark "use" as may be adopted in any successor statute or regulation. The abandonment by Licensee of an obsolete variant of a Licensed Mark in favor of a redesigned or updated Licensed Mark adopted under this Agreement as provided in Paragraph 6 to represent the same brand shall not subject Licensee to the provisions of this Paragraph with respect to such obsolete mark or give rise to any rights in Licensor to an assignment of any rights with respect to such Licensed Mark.

        B. Licensor and Licensee agree and acknowledge that Licensee may from time to time deem it necessary to change Licensee's use of the Licensed Marks and the Nicklaus Image in order to meet competitive conditions in the markets for the Licensed Goods. In the event that Licensor believes, in good faith, that such changes may create a substantial risk of abandonment of any of the Licensed Marks for any class of Licensed Goods in any jurisdiction, Licensee shall provide reasonable assurances to Licensor of its intention to utilize the affected Licensed Marks upon request unless Licensee elects to abandon such trademarks under sub-paragraph C, below.

        C. If Licensee elects to abandon its use of any of the Licensed Marks or to abandon its activities with respect to the sub-licensing and/or sales of the Licensed Goods entirely in any jurisdiction within Licensor's existing business as of the date of this Agreement or in any jurisdiction to which Licensee extends the business hereafter, Licensee shall give Licensor prior written notice of its intention to abandon such use.

                       i. In the event Licensee gives written notice of its intention to abandon pursuant to sub-paragraph C., above, Licensee shall, upon written request by Licensor, provide an assignment and release of Licensee's further rights under this Agreement with respect to its right to use such individual Licensed Marks and the Nicklaus Image for the affected classes of Licensed Goods in the applicable jurisdiction; and Licensor thereafter shall be free to use, license or sub-license such rights in the applicable jurisdiction in order to maintain its trademark rights as an addition to the Retained Businesses authorized by this Agreement and subject to the other terms applicable to such Retained Businesses.

                       ii. The parties acknowledge that the rights and obligations of the parties under this sub-paragraph are intended to be severable, based upon Licensee's intentions with respect to the use of each Licensed Mark and the Nicklaus Image for each class of Licensed Goods in each applicable jurisdiction, and that the transfer by Licensee of its rights with respect to any individual mark as a trademark for any class of Licensed Goods in any affected jurisdiction as a result of Licensor's exercise of its rights under this sub-paragraph shall not affect the rights of Licensee (i) to utilize such trademark in any other jurisdiction where it has not elected to abandon its use of such trademark, (ii) to utilize such trademark on any other classes of Licensed Goods which may be offered by or under license from Licensee in the affected jurisdiction, or (iii) to utilize or adopt any other Licensed Mark or the Nicklaus Image in the affected jurisdiction.

        D. In the event that Licensee elects to abandon its use of all or substantially all of the Licensed Marks in all or substantially all of the countries included within the Transferred Business conveyed to Licensee as of the date of this Agreement and to which the Licensee hereafter extends such business, other than territories where Licensee's rights have been abandoned or surrendered to Licensor under sub-paragraph C, above (hereafter the "Existing Territory"), Licensor shall have the right to terminate this Agreement by written notice to Licensee. Licensee may elect to abandon the Licensed Marks by written notice to Licensor or by non-use of all or substantially all of the Licensed Marks in all or substantially all of the Existing Territory. The Licensee shall have the right to withdraw any written election under this sub-paragraph within thirty (30) days of its receipt of Licensor's notice of termination. The Licensee shall also have one hundred and eighty (180) days from the date of a notice of termination from Licensor to cure any alleged abandonment resulting from non-use by re-commencing use of the Licensed Marks with respect to any commercially reasonable number of the Licensed Goods in any commercially reasonable part of the Existing Territory, provided that (I) LICENSEE SHALL PROMPTLY ASSIGN AND RELEASE ITS RIGHTS AS PROVIDED UNDER CLAUSE II OF SUB-PARAGRAPH C, ABOVE, IN ANY INDIVIDUAL LICENSED MARKS AND LICENSED GOODS IN ANY JURISDICTIONS IN WHICH the Licensee does not intend to re-commence actual use, and (ii) Licensee shall be required to promptly undertake and diligently continue during such cure period those preliminary marketing activities which are necessary or prudent to avoid a finding that such any Licensed Marks have been abandoned or deemed abandoned with respect to the Licensed Goods and territories which Licensee seeks to retain under the laws and regulations of the United States or any other applicable jurisdictions.

        E. The failure of Licensor to request a release of trademark rights from Licensee under this Agreement, or its failure to elect to terminate this Agreement within the time provided by this Agreement, shall not preclude Licensor from invoking the provisions of sub-paragraph D of this paragraph at any subsequent time, provided that it shall be required to give Licensee ninety (90) days notice of its intention to invoke such provisions, which notice shall be subject to the cure rights provided in such sub-paragraph, during which notice period Licensee shall be entitled to continue its rights under the Agreement provided its use is in conformity with the remaining terms of this Agreement.

        F. If Licensor exercises its special right of termination under sub-paragraph D this paragraph, this Agreement shall terminate on the date stated in the notice of termination, and the parties shall be released from any further obligations to each other except for those which relate to acts occurring prior to the date of termination.

        G. The exercise of Licensor's special right of termination under this paragraph shall not be subject to arbitration under this Agreement.

10.     TRADEMARK INFRINGEMENT/UNFAIR COMPETITION CLAIMS.

        A. Each party agrees to notify the other party of any claim made against it with respect to the use of the Licensed Marks by such party or its licensees, and of any claims of rights conflicting with Licensor's exclusive ownership of the Licensed Marks and the Nicklaus Image.

        B. The Licensor shall have the first option to bring or defend any trademark and/or unfair competition action arising from the Licensee's use of the Licensed Marks, provided that such right shall not apply to the prosecution or defense of any claim which relates primarily to the activities and rights of Licensee under this Agreement, or otherwise does not materially affect the interests of Licensor in the use of the Retained Marks in the Retained Business. Licensee shall have the first option to bring or defend any action not subject to Licensor's first option upon written notice to Licensor, which notice shall describe the basis for such action, parties involved and trademark and related rights in issue. If either party does not exercise its option to bring or defend such an action within ten (10) calendar days of its receipt of the other party's written request to do so, the party making such request may bring or defend such action in its name and in the name of the other party as its interest appears in such action. As between the Licensor and Licensee, the party bringing the action shall have the right to control the conduct of the proceeding, but in no circumstance shall either party enter into any settlement, license or compromise of any controversy which would affect Licensor's rights as owner of the Licensed Marks and/or Nicklaus Image or Licensee's exclusive rights to utilize them under this Agreement without the prior written approval of the other party, which shall not be unreasonably withheld.

        C. In any action brought by Licensee involving the Licensed Marks, the Licensor shall have the option to participate. In any action brought by Licensor which relates to the Licensed Marks or rights to license them under this Agreement, the Licensee shall have the option to participate. In any action involving the Licensed Marks, the party controlling such action shall keep the other party reasonably advised regarding the status of such proceedings, and the Licensor and Licensee shall each render its fullest cooperation and assistance to the other.

        D. In any action which arises as a result of or relates to the marketing or sale of the Licensed Goods under the Licensed Marks, the Licensee shall bear all reasonable costs of itself and of the Licensor, including out-of-pocket costs and expenses of witnesses employed by Licensor, Licensor's counsel, as well as all costs and reasonable expenses of any material or expert witness. If the Licensor brings or defends such an action, it shall have the right to set off its out-of-pocket expenses, including attorney's fees, against any monetary award or settlement proceeds actually received, and the balance of any such receipts shall be remitted to Licensee. If the Licensee brings such action, it shall promptly pay all costs and expenses of Licensor as required by this sub-paragraph, and upon payment of such costs and expenses, Licensor agrees that Licensee shall have the right to plead, prove and receive such amounts as part of its damage, fees or taxable costs award in such proceedings without further obligation to Licensor.

        E. In any action which arises as a result of Licensor's marketing or sale of goods or services included within the Retained Businesses under the Retained Marks, the Licensor shall bear all costs of itself and the Licensee, including costs and related out-of-pocket expenses of witnesses employed by Licensee, Licensee's counsel, as well as all costs and reasonable expenses of any material or expert witness. In any such action, the Licensor shall have the right to receive and retain any monetary award granted by the court.

11.     PRODUCT LIABILITY, INDEMNITY & INSURANCE.

        A. Nothing in this Agreement shall be construed as a guaranty or warranty of any kind on the part of Licensor with respect to the Licensed Goods bearing the Licensed Marks which are manufactured or rendered for or by Licensee.

        B. In no event shall Licensor be liable for any loss or damage sustained by Licensee because of the manufacture, rendering, sale or distribution of the Licensed Goods identified by the Licensed Marks, except where the loss or damage is caused by the negligence of the Licensor. In no event shall Licensee be liable for any loss or damage sustained by Licensor because of the manufacture, rendering, sale or distribution of goods or services identified by the Retained Marks through the Retained Businesses, except where the loss or damage is caused by the negligence of the Licensee.

        C. Licensee shall indemnify Licensor, its officers, directors, agents, and employees harmless from, against and in respect of any and all losses, liabilities, claims, causes of actions, suits, damages and expenses (including attorney's fees), for which any of them may become liable or which any of them may incur, sustain or be compelled to pay in any action or claim against the Licensor, its officers, directors, agents and/or employees arising out of or with respect to any act or omission that may be suffered or committed by Licensee or by any individual, partnership, firm, corporation, or other enterprise acting or purporting to act (whether or not so authorized) for or on behalf of the Licensee, including sub-licensees acting under color of this Agreement, unless such claim, loss or damage is caused by the negligence of the party seeking such indemnification.

        D. Licensor shall indemnify Licensee, its officers, directors, agents, and employees harmless from, against and in respect of any and all losses, liabilities, claims, causes of actions, suits, damages and expenses

        (including attorney's fees), for which any of them may become liable or which any of them may incur, sustain or be compelled to pay in any action or claim against the Licensee, its officers, directors, agents and/or employees arising out of or with respect to any act or omission that may be suffered or committed by Licensor or by any individual, partnership, firm, corporation, or other enterprise acting or purporting to act (whether or not so authorized) for or on behalf of the Licensor, including other licensees involved in the Retained Businesses, unless such claim, loss or damage is caused by the negligence of the party seeking such indemnification.

        E. During the term of this License, each party shall maintain insurance in full force and effect covering general liability (including contractual and products liabilities and completed operations) and such other specific areas of liability as are customarily insured against by parties domiciled in the United States conducting business activities of the same general kind and scope as those undertaken by Licensor and Licensee from time to time, including appropriate umbrella coverage for catastrophic events. The amounts of coverage to be provided by each party (and deductibles or self insurance primary to such coverage) shall be set in its reasonable discretion according to customs in the businesses undertaken and general corporate standards of prudent financial management, provided that neither party shall materially reduce any insurance coverage limits (or increase any deductibles or self insurance limits) from the limits in force previous to such action without providing reasonable written notice of such action to the other party. Any policies of insurance effected hereunder shall be placed with an insurance company of reasonable net worth and reputation in the industry which is licensed in the State of Florida, and any self insurance program effected by a party in lieu of primary insurance coverage required hereunder shall be designed and implemented in accordance with all legal, regulatory and underwriting requirements applicable to such programs and otherwise reasonably acceptable to the other party.

        F. Each party shall use reasonable efforts to name the other party as an additional named insured party in any liability policies effected by such party under sub-paragraph E., above, where such insurance can be obtained without material increase in premium or the party so named agrees to pay the additional premium attributable to such designation. Each party agrees to provide such other party with certificates showing the policies obtained under this paragraph, with the coverages and names of all insured parties designated, and to cause its insurance carriers to give copies of any official notice to such other party in the event of a cancellation, non-renewal or material reduction or limitation of coverage under any such policy.

12.     BANKRUPTCY OR INSOLVENCY PROCEEDINGS.

        A. If either Licensor or Licensee shall file a petition for relief under the United States Bankruptcy Code, section 11 U.S.C. 101 et seq., or if an involuntary bankruptcy petition is filed under section 11 U.S.C. 303 which results in entry of an order for relief as to either Licensor or Licensee, then the rights of Licensor and Licensee with respect to rejection of this Agreement under section 11 U.S.C. 365(a) including, without limitation, all rights to enforce the exclusivity provisions of this Agreement, shall be governed by section 11 U.S.C. 365(n) as it presently exists or is hereafter amended.

        B. If Licensor makes an assignment for the benefit of creditors, discontinues its business, or if a receiver or custodian is appointed to take control of Licensor's property or business, Licensor shall be in material default under this Agreement, and Licensee shall have all of the rights of a licensee under section 11 U.S.C. 365(n) as it presently exists or is hereafter amended, including, without limitation, all rights to enforce the exclusivity provisions of this Agreement.

13.     LICENSEE'S PURCHASE OPTION RIGHTS.

        A. If Licensor decides to assign, transfer or otherwise convey its legal title and ownership interest in the Licensed Marks, or in any other trademark right, trademark registration, or publicity right which is licensed exclusively to Licensee under this Agreement, Licensor shall offer to transfer to Licensee its legal title and/or ownership interest in all trademark rights, trademark registrations, and publicity rights which are licensed exclusively to Licensee under this Agreement, together with the goodwill of the businesses symbolized thereby, for a consideration of ten dollars ($10.00), plus reimbursement to Licensor for all costs and expenses, including attorney's fees, directly related to the transfer of such title and/or interest to Licensee. Licensee acknowledges that such transfer will include the right to utilize GOLDEN BEAR in Licensee's corporate name, but will not include any right to own or register any part of the Retained Marks or Nicklaus Image in connection with the Retained Businesses or the right to prevent Licensor from utilizing its corporate name in connection therewith. As a condition to the conveyance of

        Licensor's rights under this sub-paragraph, Licensee shall cooperate with Licensor in concluding and filing such documents and instruments as may reasonably be required by Licensor's legal counsel to assure the appropriate division of legal rights in the Licensed Marks, the Retained Marks and Nicklaus Image between the parties, including without limitation, such additional trademark registrations and concurrent use agreements as may be required to effect such division.

        B. In the event Licensor desires to negotiate with any third party to:
        (i) assign, convey or transfer its ownership interest in, or to license substantially all of its beneficial interest in the right to license and utilize, any part of the Retained Marks or the Nicklaus Image as used in connection with any of the Retained Businesses, or (ii) otherwise divest itself of all or substantially all of the assets, equity holdings, and/or business opportunities relating to any of the Retained
        Businesses (the foregoing being collectively referred to as the "Business Interests"), Licensor agrees to enter into good faith negotiations for a period of sixty (60) days with Licensee regarding the acquisition by Licensee of any of the Business Interests which Licensor desires to transfer to third parties. Unless the parties have concluded an agreement for Licensee to acquire the Business Interests which Licensor intends to transfer within such negotiation period, Licensor shall be free to offer and sell the Business Interests included in such negotiations to third parties subject only to the further provisions of this paragraph. In the event Licensor proposes to make such a transfer to a third party upon terms and conditions less favorable to Licensor than the last offer of Licensee made during the negotiation period, Licensor shall give Licensee written notice of the terms of the proposed transfer, and the Licensee shall have the right to accept the proposed transfer on the same terms and conditions offered to or by said third party by accepting such offer within thirty (30) days of the date such notice is given, with the closing to be within sixty (60) days of the Licensee's written notice of the exercise of its option. For purposes of this sub-paragraph, a proposed change of control of Licensor shall be deemed a transfer subject to the first negotiation rights set forth herein, except as provided in sub-paragraph C, below.

        C. The terms of this Paragraph 13 shall not apply to any proposed transfer by Licensor to Mr. Nicklaus, members of his immediate family or their personal representatives or lineal descendants, or to any entity or trust established to hold the Licensed Marks, Retained Marks and/or Nicklaus Image for the benefit of such persons and their authorized licensees, provided that such transferee assumes all of the obligations of this Agreement with respect to any intangible rights so assigned.

14.     ASSIGNMENTS & SUB-LICENSES.

        A. Except as otherwise provided in this Paragraph 14, this Agreement may not be assigned, transferred or hypothecated by Licensee, whether by operation of law or otherwise, without the prior written consent of Licensor.

        B. This Agreement may not be assigned, transferred or hypothecated by Licensor, without the prior written consent of Licensee.

        C. Any attempted assignment, or transfer or hypothecation of this Agreement by either party without the written consent of the other, where such consent is required, shall be null and void and of no effect, and shall constitute a material default hereunder.

        D. Licensee may grant to any person, firm, corporation or other entity a sub-license of any of its rights under this License, provided that the sub-license is expressly subject to the terms and conditions of this License.

        E. Notwithstanding the restrictions of this paragraph, Licensee shall be entitled without the consent of Licensor to transfer this Agreement, by assignment or by operation of law, to any entity which simultaneously acquires all or substantially all of the business developed by Licensee under this Agreement, provided that such entity agrees in writing to accept and be bound by all of the terms and conditions of this Agreement, to the extent such undertaking is not made by operation of law.

15.     RELATIONSHIP OF PARTIES.

        A. Nothing in this Agreement shall create a joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties hereto. Nothing contained in this Agreement shall be construed as in any way granting to or conferring upon Licensee a "franchise" within the meaning of any law, statute, rule, regulation, order, decision or public policy.

        B. In all of its transactions with third parties, the Licensee shall assume sole responsibility for its commitments, obligations, or representations made in connection therewith, and it shall not attempt to bind or commit Licensor in any matter whatsoever.

        C. The parties acknowledge that, due to the common public association of the Licensed Marks and Nicklaus Image with all of the products and services offered by the parties and their respective licensees utilizing the Licensed Marks and Nicklaus Image, it is in their mutual best interests to furnish reasonable cooperation to each other in order to support common marketing efforts and a unified brand image, and to assist each other and their respective licensees in preventing the unauthorized use of the Licensed Marks and the Nicklaus Image. Without limiting the rights of the parties to manage and conduct their respective businesses independently as contemplated by this Paragraph 15, the parties have agreed to undertake the following obligations during the term of this Agreement in support of their mutual interests in maintenance of the goodwill represented by the Licensed Marks and Nicklaus Image:

                       i. During the Term of this Agreement, Licensor and Licensee will keep each other advised of the identity of any subsequent licensees or venture partners authorized by the parties to utilize the Licensed Marks and/or Nicklaus Image and the nature of the business undertaken by them, and will provide each other with reasonable advance notice of events affecting their respective promotional activities with respect to the Licensed Goods and Retained Businesses or affecting public awareness of the Licensed Marks and the common brand image developed by the parties and their respective licensees.

                       ii. Licensor and Licensee will use all reasonable efforts throughout the term of this Agreement to meet periodically with each other at least once per calendar quarter and, where appropriate, with representatives of their respective licensees to discuss matters of mutual importance to them and complementary strategies with respect to the effective world wide exploitation of the Licensed Marks. In the event that either party elects to call a general meeting of its staff and licensees or venture partners to discuss matters of common market strategy or business development, such party will provide the other party with reasonable advance notice of such meeting, and if requested by such other party, the party calling such general meeting will use reasonable efforts to schedule a plenary session at such meeting where both parties and their respective licensees and venture partners can attend to exchange information and discuss matters of common interest to them as persons utilizing the Licensed Marks and Nicklaus Image. Unless otherwise agreed, the expenses of any such plenary session shall be shared by the parties on a PRO RATA basis according to the number of attendees from each party. The parties agree to hold any non-public marketing, sales or business information obtained through such meetings and discussions in strictest confidence, and to treat such information in the same manner as their own most sensitive confidential business information. The parties further agree to impose similar confidentiality restrictions upon their licensees in a written document signed prior to the attendance of any such party at any meetings where either party reasonably believes that confidential information will be discussed, unless the parties are satisfied that the confidentiality provisions of the existing license agreement with such party is sufficient to protect their mutual interests under this clause.

                       iii. Without limiting the generality of the cooperation to be furnished under this sub-paragraph during the term of this Agreement: (i) Licensor hereby agrees to use its reasonable efforts to promote the use of the Licensed Goods by all parties affiliated with Licensor and parties having substantial ongoing licensing or business relationships with Licensor in connection with the Retained Businesses, to the extent that Licensor has knowledge of such related parties' requirements for goods or services of the type included within the Licensed Goods, and (ii) Licensee hereby agrees to use its reasonable efforts to promote the use of the goods and services provided by the Retained Businesses by all parties affiliated with Licensee and parties having substantial ongoing licensing or business relationships with Licensee in connection with the Licensed Goods, to the extent that Licensee has knowledge of such related parties' requirements for goods or services of the type provided by the Retained Businesses. The parties agree to cooperate with each other and their respective licensees in the development of advertising tie-ins and cross-promotional activities using the Licensed Goods and Retained Businesses wherever appropriate to the common marketing objectives of the parties, and the parties will make reasonable efforts to use branded goods or services featuring the Licensed Marks and/or Nicklaus Image throughout the term of this Agreement in any of their other advertising or promotional activities where use of such goods or services is required.

                       iv. The parties acknowledge that the ready availability of branded goods and merchandise bearing the Licensed Marks and Nicklaus Image is important to their common goals in promoting goodwill for their respective businesses and securing long term brand loyalties by supplying the requirements of affiliated parties and business associates for products and services endorsed by and associated with Jack Nicklaus. For that reason, the parties agree to cooperate with each other on an ongoing basis to provide reasonable access to goods and services associated with the Licensed Marks and Nicklaus Image, and to extend to each other and their respective clients, licensees and venture partners to the fullest extent practicable the benefits of any supply arrangements negotiated by the parties with respect to the Licensed Goods and any goods and services distributed through the Retained Businesses in support of the development and implementation of advertising and promotional activities requiring the use of such goods and services. It is understood that neither party shall be required under this clause to make any purchase, advance funds, or provide any credit or financial accommodation to the other party in connection with any such supply arrangement, it being understood that the party requesting goods or services shall in all events be required to meet the customary price, quantity and payment terms of the supplier of such goods and services as a condition to purchasing any such goods and services and to accept sole financial responsibility for any purchases made under this clause.

                       v. The parties hereby agree to use all reasonable efforts, as licensor and licensee, to limit conflicts between themselves and their respective licensees and licensed venture partners with respect to uses of the Licensed Marks or the Nicklaus Image, and subject to the provisions of applicable law, to cooperate in the control of "grey market" sales of Licensed Goods and any other goods and services offered by the Retained Businesses.

16.     TERM OF AGREEMENT; TERMINATION.

        A. Subject to the provision for prior termination as hereinafter set forth, this Agreement and the licenses granted hereunder shall be effective commencing upon the "Effective Date", which for purposes of this Agreement shall have the same meaning and be deemed to occur simultaneously with the Effective Date defined in Section 4 of that certain Agreement and Plan of Reorganization between Licensor and Licensee of even date herewith, and shall continue in full force and effect until December 31, 2026. Thereafter, this Agreement shall automatically be renewed for successive ten (10) year terms, subject to the terms of Paragraph 17, below.

        B. Licensee may terminate this Agreement at any time upon ninety (90) days prior written notice to the Licensor.

17.     BREACH OF THIS AGREEMENT; ARBITRATION.

        A. In the event that either party does not initiate action to correct a breach of this License within ninety (90) days after receipt of written notice from the other party, the party giving such notice shall, as a condition to pursuing a termination of this Agreement based upon such breach, demand within ninety (90) days following the expiration of said initial ninety (90) day period that the disputed matter be submitted to arbitration by a single arbitrator in North Palm Beach, Florida, or at such other site as the parties may agree, in accordance with the Commercial Rules of the American Arbitration Association. The cost and expenses (including reasonable attorney's fees) of arbitration shall be apportioned in such amounts and against such party or parties as the arbitrator may determine.

        B. The arbitrator shall have the right to issue reasonable preliminary and final orders directing the parties to take such actions or to cease and desist from such actions as may be deemed necessary to ameliorate the effects of the alleged breach on the aggrieved party or cause such party to honor its financial commitments under this Agreement, provided that no such award shall include incidental or consequential damages or compensation for any losses sustained other than direct costs incurred as a result of such breach. Any orders so issued may be enforced by preliminary or permanent injunction in any court of competent jurisdiction subject to general principles of equity applicable to such proceedings.

        The arbitrator shall also be authorized to award and apportion reasonable attorneys' fees to the prevailing party or parties in such action, in addition to taxable costs of the arbitration.

        C. In the event that Licensor declares a default under this Agreement and requests termination as a remedy in its demand for arbitration, it shall be the duty of the arbitrator to determine whether the Licensee has committed a material breach of any of the material covenants, terms or conditions of this Agreement. If the arbitrator finds that there has been a breach of any one or more of the terms thereof which is material to the overall relationship of the parties under this Agreement, the Licensee shall be afforded forty-five (45) days from the date of the arbitrator's decision, or within such additional time as the arbitrator may permit on request and for good cause by Licensee, to cure such breach or, to take such actions or make such payments as the arbitrator may require to ameliorate the effects of a default as a condition to avoiding termination if such breach is not subject to cure. If such material breach is curable and is not so cured, or if such breach is not curable and the arbitrator does not determine that there is an action or payment which would appropriately ameliorate such breach, the Licensor shall have the right to terminate this License upon written notice given to Licensee within sixty (60) days of the later of (i) the date of such arbitrator's decision, or (ii) the expiration of the time afforded by the arbitrator for the cure. The arbitrator may award such additional relief as the arbitrator deems just, exclusive of termination, and may grant Licensor the conditional right to terminate in the event Licensee fails to comply with any remedies ordered by the arbitrator to ameliorate the effects of a default which is not subject to cure. The arbitrator's decision shall be final and binding upon the parties, and it shall be a condition precedent to any court action arising from an alleged breach of this License.

18. CESSATION OF USE OF LICENSED MARKS. Upon termination or expiration of this Agreement, Licensee shall not thereafter use the Licensed Marks, including the trade name GOLDEN BEAR, but it shall have the right to exhaust its inventory of supplies bearing said marks, provided that they meet the Licensor's quality standards. Licensee shall delete GOLDEN BEAR from its corporate name as soon as reasonably practical after such expiration or termination.

19. NOTICES. Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be sent to the other in writing and shall be valid and sufficient only if sent by facsimile transmission and confirmed by registered or certified mail or the equivalent, postage prepaid, addressed as follows:

    LICENSOR:                                  LICENSEE:

    President                                  President
    Golden Bear International, Inc.            Golden Bear Golf, Inc.
    11780 U.S. Highway No. 1                   11780 U.S. Highway No. 1
    North Palm Beach, FL 33408                 North Palm Beach, FL 33408

Either party hereto may change its address by a notice given to the other party in the manner set forth above.

20. ENTIRE AGREEMENT; AMENDMENTS. This Agreement represents the entire understanding and agreement into which all prior negotiations and agreements are merged between the parties hereto with respect to the subject matter hereof; and it can be amended, supplemented or changed, or any provision hereof can be waived, only by a written instrument making specific reference to this License signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

21. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

22. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23      APPLICABLE LAW.  This Agreement shall be governed by the law of the
State of Florida.

24      SEVERABILITY. If any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, in whole or in part, such provision (to the extent of such illegality or unenforceability) shall be of no force and effect, but the illegality or unenforceability of such revision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

25      CONSTRUCTION. All terms and words used in this Agreement, regardless of the number, format or gender in which they are used, shall be deemed and construed to include any other number (singular or plural), or any format (hyphenated or capitalized), or any other gender (masculine, feminine or neuter), and the term "and" shall include "or" and vice versa, as the contents or sense of this Agreement may require, the same as if the words had been fully and properly written in the proper number, format, gender or expression.

        IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

GOLDEN BEAR INTERNATIONAL, INC.         GOLDEN BEAR GOLF, INC.



By:_________________________            By:___________________________

Title:________________________          Title:__________________________

                                   SCHEDULE A

                     DESCRIPTION OF TRANSFERRED BUSINESSES



BRAND DEVELOPMENT - MARKETING AND PROMOTION OF LICENSED GOODS

        Marketing, advertisement, promotion, sourcing, manufacturing, distribution and sale of goods and services identified in Schedule "B" utilizing the Licensed Marks and the Nicklaus Image through first quality retail distribution channels. Identification and development of expansion opportunities for brands developed around the Licensed Marks and the Nicklaus Image into other appropriate product and service categories, subject to the terms of Paragraph 5 of the Agreement. Engaging in general marketing and public relations activities to build awareness and enhance the reputation of the Licensed Marks and Nicklaus Image among consumers and providers of goods and services.



MEMORABILIA DEVELOPMENT AND MARKETING

        Development, marketing, advertisement, promotion, sourcing, manufacturing, distribution and sale of memorabilia and commemorative merchandise utilizing the Nicklaus Image and commemorating events from the career and achievements of Jack Nicklaus, including works of visual art, merchandise, collectibles and other items customarily sold to sports fans and collectors. Subject to the limitations of Schedule "C", the right to develop, market, advertise, promote, source, distribute and sell memorabilia and commemorative merchandise based upon the Licensed Copyrights.



CORPORATE STRATEGIC MARKETING ALLIANCES

        Participation in marketing alliances where the Nicklaus Image, Licensed Marks, corporate hospitality services and/or business contacts and relationships of Licensee in the golf world are provided to corporate clients to help them penetrate golf related markets in exchange for direct compensation and/or reciprocal marketing support from such clients for the Licensee's marketing activities, including worldwide sales of the Licensed Goods and/or general brand and image development activities. The transfer of this business shall not include the right to provide the personal services of Jack Nicklaus as a spokesman or his personal efforts to support the marketing of any corporation, product or service, it being understood that such rights have been reserved under this License Agreement.



GOLF CENTERS AND ACADEMIES

        The identification, development, design, construction, acquisition, management, operation, marketing of golf teaching and practice facilities, which may include, without

                             Schedule "A" - Page 1
limitation, a pro shop, food and beverage service, and other appropriate on-site golf and recreational facilities, such as regulation golf practice holes, miniature golf, baseball batting amenities for family entertainment. Such facilities may also include a 9 hole or 18 hole executive/par 3 golf course if located, operated and marketed as part of the golf instruction and practice facility. The development and implementation of golf instructional programs for use at such facilities, including instructor training and certification, approved curricula, and teaching materials. The development, acquisition and upgrading of computer interactive and audio visual systems for golf instruction, practice and game simulation, including the Jack Nicklaus Coaching STUDIO, SIMTREK /trademark/ and related technologies, provided that such technologies will be limited to those which interact with actual golf club swing mechanics and will not include traditional video or computer game golf simulations accessed by computer input devices. The development and implementation of comprehensive licensing and franchising programs for the identification, operation and marketing of golf facilities worldwide. The foregoing businesses include those golf teaching and practice facilities currently operating under the Golden Bear Golf Center, Jack Nicklaus Golf Center, and Jack Nicklaus Academy of Golf brands.



GOLF COURSE CONSTRUCTION SERVICES

        The development, marketing and provision of comprehensive golf course construction and technical services as a general contractor to developers of golf course projects, including new golf course construction and renovation of existing golf courses. The provision of specialized golf course shaping services to developers, designers and general contractors on a subcontract basis. The provision of technical advice and consulting services relating to all aspects of golf course construction, including project management for golf course construction projects on a fee for service basis. It is understood that such services may be provided for Nicklaus Design golf course projects and for projects in which the golf course is designed by competing designers, and that the business transferred hereunder will include the right to subcontract design work to Nicklaus Design or other parties where required to provide a developer with a comprehensive design-build arrangement. The business transferred hereby includes all of the business currently operated through Licensor's affiliate, Paragon Golf Construction, Inc.



GOLF INSTRUCTIONAL PROGRAMS AND EVENTS

        The development, marketing and operation of organized golf instructional programs for individuals and corporate groups utilizing the Licensed Marks, Nicklaus Image and personal teaching philosophies of Jack Nicklaus, including offerings currently made through the Nicklaus/Flick Golf Schools and the Golden Bear Executive Golf program. The provision of golf instructional services and clinic programs to third party event organizers on a subcontract basis for corporate outings and hospitality

                             Schedule "A" - Page 2
events and charity fundraising events. The development, marketing and operation of a children's golf camp program associated with Jack Nicklaus, which is currently under development as the Golden Bear Golf Camp.




JACK NICKLAUS INTERNATIONAL CLUB

        The development, organization, marketing, operation and management of a proprietary membership club known as the Jack Nicklaus International Club, which offers as its central feature reciprocal playing privileges for its members at exclusive private country clubs having Jack Nicklaus Signature /trademark/ golf courses worldwide. The marketing concept for such club includes recruitment and retention of a group of qualified private golf clubs willing to extend playing privileges to members as Host Clubs, providing centralized reservation, travel, information and support services without charge to the Host Clubs, and offering membership in the club to qualified members of the Host Clubs for an annual fee. Although direct sales of memberships through the Host Clubs are contemplated as the primary method of attracting members, the club would be promoted, and services delivered to its members, in all media appropriate for membership sales and direct response marketing now known or hereafter created, including direct mail, broadcast and print media, and on-line computer networks. In addition to offering membership contracts giving members access to Jack Nicklaus designed courses at the Host Clubs, the club would provide Licensee with access to a targeted marketing group of golf oriented consumers for the Licensed Goods. The club would also provide its members with access to certain general services offered to club membership groups by third party vendors in order to build member loyalty and as additional means of generating revenues. It is understood that Licensee will have the exclusive rights to the name and membership concept adopted for the club, and the exclusive right to market the club to design clients of Licensor during the term of this Agreement.



GOLF CLUB MANAGEMENT SERVICES

        The provision of golf club management, consulting and staffing services to the owners of private, public and semi-private golf clubs and country clubs, including the turn-key operation of golf courses and/or clubs on a subcontract basis, the management of golf courses and/or clubs owned and operated by third parties, and the provision of management consulting services relating to golf courses and related club facilities, except as provided below. Golf club management shall include the management of all matters related to the daily operation and maintenance of a golf club, including golf operations, pro shop operations, food and beverage, and golf course maintenance for clubs under contract to Licensee and its affiliates, but shall not include the right to provide agronomy consulting services to such clubs (other than in connection general on-site golf course maintenance and greenskeeping services) with or to other golf course operators. The grant to Licensee of the right to manage golf clubs shall include

                             Schedule "A" - Page 3
the right to provide management services under contract to Licensor and its affiliates, but such grant shall not prevent Licensor or its affiliates from making other arrangements for the management of any golf club developed as a part of the Retained Businesses.

                             Schedule "A" - Page 4

                       DESCRIPTION OF RETAINED BUSINESSES



GOLF COURSE DESIGN AND RELATED BUSINESSES

        Performance of professional design services, agronomy services and related consulting services (including on site design review and coordination during construction) in connection with the design, development and turf maintenance of golf courses and golf practice facilities customarily associated with such golf courses, including, without limitation, those services performed for clients by the Nicklaus Design and Golfturf Divisions of Licensor prior to the date of this Agreement, but excluding (i) golf course construction, renovation, shaping and grassing contractor services, and (ii) the provision of general on-site golf course maintenance and greenskeeping services in connection with the management of a golf club.



DAILY FEE GOLF COURSE BUSINESSES

        Participation as a principal, joint venturer, and/or licensor in the design, development, ownership, and operation of high quality, proprietary daily fee golf courses open to the general public, including the right to manage or subcontract the management of such daily fee golf courses. A primary focus of this business will be the development and promotion of a chain of golf courses under the Golden Bear Golf Club /trademark/ brand associated with the design work of Jack Nicklaus and with the Licensed Marks. Licensor acknowledges that the daily fee golf course business described hereunder shall not include the right to participate in the development, ownership or operation of an executive/par 3 golf course of the type which may be operated or licensed by Licensee as part of a Golden Bear Golf Center /trademark/.



SPORTS EVENT PRODUCTION AND MANAGEMENT

        Development, production and operation of professional golf tournaments and other professional sports events or amateur sports events sanctioned by a recognized amateur association on a turnkey basis for event promoters and/or sanctioning authorities, including all aspects of marketing, sales, recruitment, event logistics and administration required to develop and produce such events. Providing management services, operational support, and equipment rental for other parties involved in the development, production and operation of golf tournaments and other sports events of the types described above on an independent contract basis, and providing consulting services using event production expertise to event promoters and/or sanctioning authorities desiring to produce such events. Organization, development and management of professional golf "mini tours" and related professional golf events, and providing management support and consulting services using expertise developed in such activities to other operators of such tours and events. Creation, development, production, marketing and management of specialty professional sports events or amateur sports events sanctioned by a recognized amateur association for media production and/or broadcast use, including "made for television" sporting events and

                             Schedule "A" - Page 5
related properties which involve the purchase and resale of broadcast media time for an event as a principal or venture partner. The retention of this business by Licensor shall not preclude Licensee or its sublicensees from: (i) sponsoring any professional or amateur sports event, (ii) utilizing any licensed teaching and practice facilities to host sports events or contests, (iii) conducting golf or other sporting events or contests as part of a golf teaching program or clinic or golf-related corporate hospitality event; or (iv) participating in the development of professional or amateur sports events or contests for itself or on behalf of Licensee's marketing clients or sub-licensees where such events or contests are utilized primarily for the purpose of promoting the goods or services of such persons.



SPORTS MARKETING

        Development and management of sports event properties and sports related marketing and merchandising programs which do not require use of the Licensed Marks for persons other than clients or sub-licensees of Licensee. Providing exclusive independent sales representation for such properties and programs and sales representation for other sports related promotions, marketing projects and advertising media on a commission basis, including solicitation of sponsorship and licensing opportunities, provided that the retention of this business shall not affect the rights of Licensee to engage in merchandising and sales efforts relating to the Licensed Goods at events or sales representation at or for promotions, projects and media involving the Licensed Goods or any sub-licensee or endorsement client of Licensee or to be involved in the retention of third party sales representatives by such persons. Acting as a broker, finder or consultant in connection with sports related transactions developed by third parties, including Licensee, including contacting sports figures, event promoters and sponsors regarding potential business opportunities on a commission or fee for service basis, it however being understood that Licensee may also engage in such activities with respect to transactions and business contacts generated and expertise developed by Licensee so long as it does not directly interfere with any transaction involving Licensor hereunder.



AUDIO-VISUAL MEDIA PRODUCTION, BROADCASTING AND CONSULTING SERVICES

        Development, production, editing and distribution of audio visual media programming and properties (including golf instructional programming and properties related to Jack Nicklaus) for television, home video, film, sound recordings, computer generated, interactive, multimedia, and all other audio visual media, whether now known or hereafter created, as a principal and producer on a turnkey basis and as an independent contract producer for third party producers of such properties, and engaging in customary marketing and licensing activities required in connection with the distribution of such programming and properties. Providing broadcast and audio visual media consulting, marketing and licensing services to sports event promoters and authors/owners of other potential media properties in connection with the development, production, marketing and/or exploitation of such properties in all appropriate media.

                             Schedule "A" - Page 6

Development and licensing of video games and related computer programs, excluding computerized golf practice equipment and audio-visual simulators designed for professional golf instruction or simulation of the game of golf using actual golf swing mechanics.



PUBLISHING AND CREATIVE WORKS

        The creation, development, authorship and editing of books, articles and print media creative works involving the career and biography of Jack Nicklaus, his teaching and game improvement methods, his editorial opinions on the game of golf, and his personal efforts as an author or co-author. The licensing, publishing and distribution of such works, when created, in print media for sale to the public, and engaging in customary marketing and promotional activities required in connection with the distribution of such works by the publishers. The adaptation of such works for use in audiovisual works and distribution in all other appropriate media.



RESIDENTIAL COMMUNITY DEVELOPMENT AND MARKETING

        Participation as a licensor, venture partner and/or principal in the identification, promotion, development, marketing and sale of residential communities having a Nicklaus Design golf course as a principal amenity, including the development, promotion and marketing of Golden Bear /trademark/ communities featuring a Golden Bear Golf Club /trademark/ on site. Handling continuing responsibilities for existing residential community projects associated with the Licensed Marks, including the Jack Nicklaus /trademark/ communities which feature a signature designed private golf club as their principal amenity. Developing additional licensing and business opportunities for utilizing the design services and goodwill of Licensor in connection with the development and marketing of residential real estate.



GOLF EQUIPMENT BUSINESS

        Participation as a principal, venture partner and/or licensor in the design, development, production, marketing, distribution and sale of golf equipment, which is defined as equipment used in playing the sport of golf, including golf clubs, bags, balls, gloves, carts (other than riding golf cars), and other accessories commonly used in connection with such equipment, other than items of apparel, footwear (subject to Schedule "D"), and luggage.



GOLF GAME IMPROVEMENT MEMBERSHIP CLUB

        The development, organization, marketing, operation and management of a proprietary membership club targeted at an affinity group of golfers desiring to improve their golf game through the instructional methods of Jack Nicklaus. Such club would be promoted, and services delivered to its members, in all media appropriate for

                             Schedule "A" - Page 7
membership sales and direct response marketing now known or hereafter created, including direct mail, broadcast and print media, and on-line computer networks. In addition to offering membership contracts giving members access to Jack Nicklaus instructional materials and related information, the club would provide access to a targeted marketing group of golf oriented consumers. The club would generate additional revenues by marketing additional Nicklaus/Golden Bear related products and services to the membership group on a commission or direct response basis, including Licensed Products acquired from Licensee's authorized sources. The club would also provide its members with access to certain general services customarily offered to club membership groups by third party vendors, including membership events, travel, insurance, an affinity credit card, buying services, and discount programs, provided that the club would not utilize the services of any vendor which competes with the Licensed Goods or provides goods or services which create a business conflict with vendors of the Licensed Goods. The club would control its membership lists and would be able to provide such lists to other marketers as additional means of generating revenues. It is understood that Licensor will retain the exclusive rights to the name and membership concept adopted for the club, provided that such exclusive right to provide goods and services to club members or to participate in group marketing programs directed to such members shall not restrict Licensee from using any medium or method to market the Licensed Goods, from marketing Licensed Goods to other club membership groups, from offering or licensing as Licensed Goods any of the collateral member services or benefits, other than golf instructional materials, provided by the club to its members, or from organizing or operating any proprietary membership club which does not utilize a substantially similar membership concept. Notwithstanding anything in the foregoing to the contrary, Licensee shall not be prohibited from and shall be free to engage in any sales efforts for the Licensed Goods or relating to the Transferred Businesses or any Additional Goods through membership clubs, membership sales, direct marketing in any media or market now known or hereafter created, including, without limitation, broadcast media and online computer networks, provided that such efforts do not include or are not packaged with a publicly offered golf improvement membership club.



                             Schedule "A" - Page 8

                                   SCHEDULE C

                       DESCRIPTION OF LICENSED COPYRIGHTS

1.   Commercial Rights in Instructional Materials:

     Licensor hereby grants to Licensee the following limited commercial rights in the instructional works authored or co-authored by Jack Nicklaus and heretofore or hereafter copyrighted by Licensor during the term of this Agreement.

     A. The exclusive right to incorporate extracts from such works not to exceed two (2) pages in length in labeling and advertising materials for the Licensed Goods, subject to the requirements of Paragraph 7 of this Agreement, and the non-exclusive right to publish, broadcast or distribute such extracts as incorporated in such labeling or advertising materials in the development of Licensed goods; and

     B. The right to incorporate portions of the copyrighted work, the title of the work, or any of the information relating to Jack W. Nicklaus contained in the work, as the basis for (i) the creation of a new Licensed Mark for Licensed Goods, or (ii) the development of memorabilia, merchandise or other Licensed Goods, provided that such rights shall not include the right to reproduce, publicly exhibit, perform, publish or distribute the copyrighted works themselves or other literary, dramatic or audio-visual works derived therefrom.

2.   Nicklaus-Flick Workbook (the "Workbook"):

     Licensor hereby grants to License the exclusive right to reproduce the workbook and the right to distribute the Workbook solely to customers of the Nicklaus-Flick Golf School and golf teaching and practice facilities operated by Licensee or its sublicensees under the Golden Bear or Jack Nicklaus names. Licensee shall als9 have the right to edit, revise and update the Workbook during the term of this License and to distribute subsequent editions of the Workbook reflecting such editorial changes solely to its customers in substantially the same format AS ITS ORIGINAL PRINTED EDITION OR IN ANY OTHER MEDIUM NOW KNOWN OR HEREAFTER CREATED WHICH IS SUITABLE TO REPRODUCING THE TEXT AND GRAPHICAL MATERIALS CONTAINED IN THE WORKBOOK TO SUCH CUSTOMERS FOR THEIR INTENDED PURPOSE, provided that Licensee shall assign back to Licensor the copyrights in any additions or revisions to the Workbook in order to maintain Licensor's ownership of the copyright therein and all derivative works created therefrom, subject to the licenses granted herein. Without the prior consent of Licensor, which consent shall not be unreasonably withheld: (i) Licensee shall not be authorized to publish or license the publication of the Workbook or any extracts therefrom for any purpose other than distribution as authorized hereunder, and (ii) Licensee shall not adapt the Workbook into any other format, or make any fundamental changes in the basic instructional content of the Workbook as originally approved by Jack Nicklaus.



                             Schedule "C" - Page 1